Exhibit 7.09

Date: May 15, 2023

Zhonghuan Singapore Investment and Development Pte. Ltd.

No. 12 East Haitai Road, Huayuan Industrial Park,

Hi-tech Industrial Zone, Tianjin, PR China

TotalEnergies Solar INTL SAS

TotalEnergies Gaz & Electricité Holdings SAS

2 place Jean Millier-Arche Nord Coupole/Regnault

92078 Paris La Défense Cedex

France

Re: Letter Agreement Relating to Proposed Transactions (this “Letter Agreement”)

Ladies and Gentlemen:

We refer to (i) the Shareholders Agreement, dated as of August 26, 2020 (the “Shareholders Agreement”), by and among Maxeon Solar Technologies, Ltd., a Singapore public limited company (the “Company”), TotalEnergies Solar INTL SAS (formerly known as Total Solar INTL SAS), a French société par actions simplifiée (“TTE Solar”), TotalEnergies Gaz & Electricité Holdings SAS (formerly known as Total Gaz Electricité Holdings France SAS), a French société par actions simplifiée (“TEGEH,” and together with TTE Solar and any of their respective Affiliates that Beneficially Own Ordinary Shares, “TotalEnergies”), and Zhonghuan Singapore Investment and Development Pte. Ltd., a private company limited by shares incorporated under the laws of Singapore (together with its Affiliates that Beneficially Own Ordinary Shares, “TZE” and, together with TotalEnergies, the “Shareholders” and each individually, a “Shareholder”) and (ii) the Registration Rights Agreement, dated as of August 26, 2020 (the “Registration Rights Agreement”), by and among the Company, TTE Solar, TEGEH, and TZE. Capitalized terms used but not defined herein have the meanings given to them in the Shareholders Agreement.

The Company is contemplating financing options to facilitate the operations of the Company and certain transactions in connection therewith. The Shareholders are prepared to approve such financing options on the terms and subject to the conditions of this Letter Agreement.

In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, by execution of this Letter Agreement, each of the parties hereby agrees as follows:

1. Consent to and Approval of the Proposed Transactions.

(a) TotalEnergies (for itself and on behalf of each of its Affiliates) hereby grants its consent pursuant to Section 3(a) of the Shareholders Agreement, to the extent applicable, to the consummation of the Proposed Transactions (including, without limitation, waiving the application of Sections 3(a)(iii), 3(a)(viii), and 3(a)(xi) to each of the Proposed Transactions, to the extent applicable).

(b) Solely to the extent that the Proposed Transactions result in TZE Beneficially Owning not less than 25.2% of the outstanding Ordinary Shares immediately following completion of the Proposed Transactions, TZE (for itself and on behalf of each of its Affiliates) hereby grants its consent pursuant to Section 3(a) of the Shareholders Agreement, to the extent applicable, to the consummation of the Proposed Transactions (including, without limitation, waiving the application of Sections 3(a)(iii), 3(a)(viii), and 3(a)(xi) to each of the Proposed Transactions, to the extent applicable).

(c) For purposes of this Letter Agreement, “Proposed Transactions” shall mean, collectively:

(i) the filing with the Securities and Exchange Commission of a Registration Statement on Form F-3 registering the offer and sale from time to time by the Company and selling security holders to be identified in a prospectus supplement of an indeterminate amount of specified securities (including Ordinary Shares) (the “Form F-3 Filing”);

(ii) the offer and sale of up to US$180 million of Ordinary Shares in a registered public offering, to be issued by the Company (the “Company Offering”);

(iii) the offer and sale of up to US$100 million (including the underwriter option of 15% on the Registered Offering (as defined below)) of outstanding Ordinary Shares in a registered public offering, to be sold by TTE Solar, as selling shareholder (the “TotalEnergies Offering” and, together with the Company Offering, the “Registered Offering”); and

(iv) the issuance by the Company of up to US$42 million of Ordinary Shares in a private placement to TZE (the “TZE Private Placement”) substantially concurrently with the Registered Offering at the same price to the public per Ordinary Share as the Registered Offering.

2. Waiver of Standstill. The Company and each Shareholder hereby waives (on its own behalf and on behalf of each of its Affiliates) the application of Section 5 of the Shareholders Agreement to each of the Proposed Transactions, to the extent applicable.

3. Waiver of Preemptive Rights.

(a) TotalEnergies hereby waives (on its own behalf and on behalf of each of its Affiliates) the application of Section 6 of the Shareholders Agreement (including, without limitation, any notice requirements thereof) to each of the Proposed Transactions, to the extent applicable.

(b) Subject to the consummation of the TZE Private Placement, TZE hereby waives (on its own behalf and on behalf of each of its Affiliates) the application of Section 6 of the Shareholders Agreement (including, without limitation, any notice requirements thereof) to each of the Proposed Transactions, to the extent applicable.

4. Waiver of Registration Rights.

(a) Each Shareholder (for itself and on behalf of each of its Affiliates) hereby waives the application of Section 2.4 of the Registration Rights Agreement (including, without limitation, any notice requirements thereof) to the Form F-3 Filing.

(b) The Company and TotalEnergies (i) hereby agree that the TotalEnergies Offering, if consummated, shall satisfy the Company’s obligations under Section 2.4 of the Registration Rights Agreement with respect to the Registered Offering and (ii) waive any notice requirements thereunder. In the event that the TotalEnergies Offering is not consummated for any reason, TotalEnergies hereby waives (on its own behalf and on behalf of each of its Affiliates) the application of Section 2.4 of the Registration Rights Agreement (including, without limitation, any notice requirements thereof) to the Company Offering, to the extent applicable.

(c) TZE hereby waives (on its own behalf and on behalf of each of its Affiliates) the application of Section 2.4 of the Registration Rights Agreement (including, without limitation, any notice requirements thereof) to the Registered Offering, to the extent applicable.

(d) For the avoidance of doubt, the provisions of Section 2.4 shall remain applicable and in full force and effect with respect to any future offerings or registrations (other than the Proposed Transactions) by the Company for its own account or the account of any other securityholder.

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5. Registrable Securities Under Registration Rights Agreement. The Shareholders and the Company hereby agree, pursuant to Section 3.1 of the Registration Rights Agreement, that the Ordinary Shares issued to TZE in the TZE Private Placement shall constitute “Registrable Securities” for all purposes under the Registration Rights Agreement.

6. General Provisions. Except as expressly set forth herein, nothing in this Letter Agreement amends, alters, modifies or supersedes any provision of the Shareholders Agreement or the Registration Rights Agreement, or waives any rights or remedies thereunder, each of which remain in full force and effect. Sections 13 – 15 and 17 – 23 of the Shareholders Agreement are incorporated into this Letter Agreement, mutatis mutandis.

7. Future Issuances. Until January 1, 2024 (the “Specified Date”) without the prior written consent of TZE, other than issuances of Ordinary Shares upon any conversions of the Company’s 7.5% first lien senior secured convertible notes due 2027, the Company shall not issue any (a) Ordinary Shares or (b) securities of the Company which are or by their terms will be settled in, convertible into, exchangeable for or otherwise exercisable to acquire Ordinary Shares, including convertible securities, restricted stock units, performance stock units, warrants, rights or options to purchase Ordinary Shares whether or not then in the money (collectively “Other Securities”), in each case, to the extent that such issuance would result in TZE Beneficially Owning less than 25% of the outstanding Ordinary Shares (assuming the settlement, conversion, exchange or exercise of all Other Securities (other than those held by TZE or its Affiliates) that may be settled, converted, exchanged or exercised prior to the Specified Date by their terms).

8. Effectiveness. This Letter Agreement shall terminate and be of no force and effect if the initial closings of the Proposed Transactions are not consummated by June 15, 2023 and any overallotment option is not consummated by July 15, 2023.

[Signature Pages Follow]

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Please confirm your understanding and agreement with the foregoing by signing and dating the enclosed copy of this Letter Agreement and returning it to us.

Very truly yours,

MAXEON SOLAR TECHNOLOGIES, LTD.

By:	/s/ William Mulligan
Name: William Mulligan
Title: Chief Executive Officer

[Signature Page to Letter Agreement]

Acknowledged and Agreed:

ZHONGHUAN SINGAPORE INVESTMENT AND DEVELOPMENT PTE. LTD.

By:	/S/ QIN Shilong
Name: QIN Shilong
Title: Director

[Signature Page to Letter Agreement]

Acknowledged and Agreed:

TOTALENERGIES SOLAR INTL SAS

By:	/s/ Noémie Malige
Name: Noémie Malige Title: Director General

TOTALENERGIES GAZ & ELECTRICITÉ HOLDINGS SAS

By:	/s/ Noémie Malige
Name: Noémie Malige Title: Director General

[Signature Page to Letter Agreement]